Exhibit 5.1

Orrick, Herrington & Sutcliffe (Europe) LLP

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August 25, 2025
Sequans Communications S.A.
15-55 boulevard Charles de Gaulle
92700 Colombes, France

Re:	Sequans Communications S.A. – Offer and sale of up to $200,000,000 American Depositary Shares representing Ordinary Shares, including Ordinary Shares issuable upon exercise of Warrants
Ladies and Gentlemen:
At your request, we are rendering this opinion in connection with the proposed issuance of up to $200,000,000 ordinary shares (the “Shares”) issuable upon exercise of warrants (the “Warrants”) of Sequans Communications S.A., a société anonyme incorporated in the French Republic (the “Company”), such Shares to be represented by American Depositary Shares (the “ADSs”), each ADS representing ten ordinary shares, as authorized by the general meeting of shareholders of the Company on June 30, 2025 and by the board of directors of the Company on August 14, 2025 (collectively, the “Authorizations”), and pursuant to a Registration Statement on Form F-3 (the “Registration Statement”).
We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed and have relied on a certificate of an officer of the Company as to factual statements contained in such instruments, documents and records. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies and (c) the fact that the Authorizations have been duly approved and have not been superseded, amended, annulled, revoked or rescinded and are in full force and effect as at the date hereof.
Based on such examination, we are of the opinion that the Warrants and the Shares to be issued by the Company pursuant to the Authorizations are duly authorized, and when the Shares are issued and subscribed for as described in the Authorizations and Registration Statement will be validly issued, fully paid up and nonassessable.
The term “non-assessable”, which has no recognized meaning in French law, for the purposes of this opinion means that no present or future holder of Shares will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person after the issuance of the Shares.
In rendering this opinion, we have assumed that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered, issued and subscribed for, (ii) the Shares to be subscribed for are issued in accordance with the terms of the Authorizations, (iii) the Company receives the full consideration for the Shares as stated in the Authorizations, (iv) the per share consideration for each Share includes payment of cash or other lawful consideration at least equal to the par value of the Company’s common stock, (v) the Company is not in a state of cessation of payments (cessation des paiements) (or any similar state in any jurisdiction other than France), and is not subject to any bankruptcy, insolvency, reorganization, moratorium or similar proceedings under laws of the French Republic or of any jurisdiction other than France and (vi) all applicable securities laws are complied with.
The opinion expressed above is limited to the laws of the French Republic and is subject to the sovereign power of the French courts to interpret the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France. We express no opinion as to (i) any matter of foreign law nor as to any matter of fact (ii) matters of competition law, and (iii) matters of taxation. In addition, we have assumed that no foreign law affects the conclusions stated in this opinion and that the recognition by a French court pursuant to a treaty or otherwise of the effects in France of a foreign law does not affect the conclusions stated in this opinion.
We assume no obligation to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. This opinion is given for the purposes of the Registration Statement only and may not be disclosed or quoted other than as an exhibit to (and therefore together with) the Registration Statement, without our prior written consent.
We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in said Registration Statement, including any prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.
Very truly yours,
ORRICK, HERRINGTON & SUTCLIFFE (EUROPE) LLP